EX-4.02

 RIGHTS OF INVESTORS

 1.   Financial Statements And Reports To Investors

 The Company shall deliver to each Investor as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, an audited consolidated balance sheet of the Company as of the end of such year and audited consolidated statements of income, shareholders' equity and cash flow for such year, which year-end financial reports shall be in reason able detail and shall be prepared in accordance with generally accepted accounting principles and accompanied by the opinion of independent public accountants of national recognized standing selected by the Company and after the end of each of the first three fiscal quarters of each year, and in any event within 45 days of the end of each such fiscal quarter, unaudited quarterly financial statements of income, shareholders' equity, and cash flow for such quarter, which quarterly statements shall be in reasonable detail and shall be prepared in accordance with generally accepted accounting principles.

 2.   Inspection

 The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances, and accounts with its officers, all at such reasonable times as may be requested by each such Investor, provided, however, that the Company shall not be obligated pursuant to this Section 4 to provide any information which it reasonably considers to be a trade secret or confidential information unless such Investor executes an appropriate non-disclosure agreement and is neither a competitor nor a potential competitor of the Company. The rights of an Investor under this Section 4 may not be assigned as part of such Investor's sale of any of the Registrable Securities or Convertible Securities except in accordance with the provisions of Section 15.

 3.   Termination of Covenants

 The covenants of the Company set forth in Sections 2, 3, 4, and 5 shall be terminated and be of no further force or effect immediately prior to the closing of the first public offering of Common Stock of the Company that is effected pursuant to a Registration Statement filed with, and declared effective by, the Commission under the Securities Act (other than either a public offering limited solely to employees of the Company or an offering pursuant to Rule 145 under the Securities Act), and such covenants shall terminate as to any Investor as of the date such Investor no longer holds any shares of the capital stock of the Company.

 4.   Shareholders List

 The Company shall make the shareholder's list available at the meeting of shareholders, and any shareholder or the shareholder's agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

 5.   Voting Rights

 Except as otherwise provided by law, the Certificate of Incorporation, or these bylaws, any corporate action, other than the election of directors, the affirmative vote of the majority of shares entitled to vote on that matter and represented either in person or by proxy at a meeting of shareholders at which a quorum is present shall be the act of the shareholders of the Corporation.

 Unless otherwise provided for in the Articles of Incorporation of this Corporation, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present and each shareholder entitled to vote has the right to vote the number of shares owned by him for as many persons as there are Directors to be elected.

 Unless otherwise provided for the Certificate of Incorporation of this Corporation, Directors will be elected by a plurality of the votes by the shares, present in person or by proxy, entitled to vote in the election at a meeting at which a quorum is present and each shareholder entitled to vote has the right to vote the number of shares owned by him/her for as many persons as there are Directors to be elected.

 Except as otherwise provided by statute, the Certificate of Incorporation, or these bylaws, at each meeting of shareholders, each shareholder of the Corporation entitled to vote thereat, shall be entitled to one vote for each share registered in his name on the books of the Corporation.

 6.   Proxies

 Each shareholder entitled to vote or to express consent or dissent without a meeting, may do so either in person or by proxy, so long as such proxy is executed in writing by the shareholder himself, or by his attorney-in-fact thereunto duly authorized in writing. Every proxy shall be revocable at will unless the proxy conspicuously states that it is irrevocable and the proxy is coupled with an interest. A telegram, telex, cablegram, or similar transmission by the shareholder, or a photographic, photostatic, facsimile, shall be treated as a valid proxy, and treated as a substitution of the original proxy, so long as such transmission is a complete reproduction executed by the shareholder. No proxy shall be valid after the expiration of three years from the date of its execution, unless otherwise provided in the proxy. Such instrument shall be exhibited to the Secretary at the meeting and shall be filed with the records of the Corporation.

 7.   Shares Eligible for Future Sale

 There are 17,050,000 shares of stock outstanding before the offering, all of which are restricted securities under the Securities Act. This restriction does not apply to the 5,000,000 shares of stock offered on the initial public offering that pertains to this registration.

 8.   Employee Incentive Option

 The employee incentive option plan is for 1,500,000 shares of stock. All of these shares of stock are restricted under Rule 144 of the Securities Act.